Exhibit 10.2

EXECUTION COPY

NORTHERN OIL AND GAS, INC.
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into by Northern Oil and Gas, Inc., a Minnesota corporation (the "Company"), and Ryan R. Gilbertson, an individual ("Consultant"), as of October 1, 2012 (the "Effective Date").

WHEREAS, the Company desires to retain Consultant's services as an independent contractor, to provide services of the type set forth on Schedule A;

WHEREAS, Consultant represents that he is skilled in the provision of services contemplated by this Agreement, and is available from time to time to provide the type of services required by the Company;

WHEREAS, Consultant agrees and acknowledges that contemporaneous with the execution of this Agreement the Company is providing Consultant with Confidential Information, which Consultant agrees and acknowledges was developed at great cost and expense to the Company, and which Consultant would not otherwise have access to or be entitled to receive, and which  constitute valuable consideration to Consultant, as this information will foster Consultant’s ability to perform his or her consulting assignments and enhance Consultant’s potential income; and

WHEREAS, Consultant desires to enter into this Agreement with the Company pursuant to all of the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1. Purpose.  The Company desires that Consultant provide, and Consultant agrees to provide, certain advisory and consulting services to the Company as requested by the Company during the term of this Agreement, with respect to such matters as set forth in Schedule A-1 hereto (the "Services").  Consultant will discharge the duties set forth herein faithfully, diligently, to the best of Consultant's ability and in a manner consistent with any and all policies established by the Company from time to time.  Both parties acknowledge that this Agreement is non-exclusive, in that the Company may utilize the services of other consultants, and Consultant may provide services to others, subject to Section 13 of this Agreement.  Furthermore, the Company and Consultant understand and agree that the manner in which the Services are to be performed and the specific hours to be worked by Consultant shall be determined by Consultant.  The Company will rely on Consultant to work the hours as may be reasonably necessary to fulfill Consultant's obligations under this Agreement.

2. Definitions.  For the purposes of this Agreement, the following words shall have the following meanings:

(a) "Confidential Information" means information (i) disclosed to or known by the undersigned Consultant as a consequence of providing services to the Company; (ii) not generally known outside the Company; and (iii) which relates to any aspect of the Company.  "Confidential Information" includes, but is not limited to all information, knowledge or documents, in whatever form or medium, concerning: development, exploitation, production, exploration and recruitment strategies; geological,  geophysical, seismic, engineering and exploration data; current and prospective property location and economic data; reserve estimates and other forecasts (including any related formulas, concepts, diagrams, charts, assumptions and working papers); current and projected production data and information; current and prospective leasehold interests and lease agreements (including lease schedules and negotiated bonus and royalty rates); title work; current and projected financial information (including pricing indexes, drilling and operating expense and capital expenditures); short and long term business and development plans; current, anticipated and contemplated business ventures (including joint ventures, mergers, acquisitions and divestitures); trade secrets (whether licensed or owned by the Company) and related interpretive materials and analyses of Company's projects; information and manuals relating to internal procedures, methods of operation, training and marketing; personnel information (including employee lists, resumes and applications of prospective employees, employee or consultant compensation and benefits); current and prospective consultant lists and information; current and prospective operating partners lists and information; methods, techniques, research, sources of reserve information, ideas, or any other material that assists the Company with its business operations and that the Company would not want disclosed to third parties; information provided to the Company by a third  party under restrictions against disclosure or use by the Company, or others; and other business information disclosed to or made known to Consultant as a consequence of or through Consultant's provision of independent contractor services to or on behalf of the Company either directly or indirectly (whether or not reduced to writing, whether or not marked as "confidential," and whether or not patentable or protectable by copyright).

(b) "Restrictive Period" means the period of time which shall begin on the first day that Consultant provides Services to the Company under this Agreement, and end on October 1, 2014.  Notwithstanding anything in this Agreement to the contrary, in the event Consultant engages in conduct that is in violation of this Agreement, the Restricted Period shall be extended for a period of time equal to the time in which Consultant engaged in activity that was prohibited by this Agreement.

3. Duration.  This Agreement shall commence as of the Effective Date and shall continue until the earlier of (i) the date the Company or Consultant terminates this Agreement in accordance with the provisions of Section 11, below, or (ii) October 1, 2014.

4. Consideration for Consulting Services.  In consideration of and subject to the Services to be performed by Consultant hereunder, Consultant shall continue to vest in his equity awards (in accordance with the original vesting schedule of such awards) that are outstanding and unvested as of the day immediately prior to the Effective Date (a schedule of such outstanding and unvested awards are attached hereto as Schedule B), subject to applicable withholding and deductions as required by local, state and federal law, as the sole consideration for the Services to be rendered under this Agreement.  Consultant hereby agrees that if he voluntarily terminates this Agreement or if this Agreement is terminated for Cause pursuant to Section 11, below, then all outstanding and unvested equity awards shall automatically and immediately terminate.  Consultant hereby represents and covenants that the consideration described herein was negotiated at arms-length and represents the going rate that would be set between two unrelated and independent third parties given the terms and conditions of this Agreement.

5. Duties of Consultant. The parties agree that Consultant shall work independently for the Company and exercise his own judgment in performing work, without official hours or a prescribed minimum number of hours worked per week.  The parties agree that Consultant shall be responsible for the provision, maintenance and related expenses of (i) the space from which Consultant works and which shall be separate from the premises of the Company, and (ii) all equipment and supplies necessary to perform the Services.  The Company shall have no control over the means or methods of Consultant's work, except that Consultant shall provide services in a professional and workmanlike manner consistent with the standards of its trade, and shall comply with all applicable local, state and federal laws, rules and regulations.  The Services to be performed pursuant to this Agreement shall be performed by Consultant personally, with no delegation to any employees/contractors of Consultant.

6. Taxes. The Company shall not be responsible for and shall not withhold or pay any federal, state or local income or payroll tax of any kind on behalf of Consultant or any employees of Consultant, except as required by law.  Consultant shall not be treated as an employee with respect to the services performed hereunder for federal or state tax purposes.  As an independent contractor, Consultant agrees to pay all applicable taxes and agrees to indemnify the Company and all entities to whom Consultant may be assigned against any and all liability should Consultant be deemed an employee of the Company, or any affiliate by any government agency.

7. Reimbursement for Expenses.  All expense reimbursements under this Section 7 are subject to a limit of twenty-five thousand dollars ($25,000.00) per year.  Provided the following is pre-approved in writing by the Company after disclosure of sufficient facts for the Company to make an informed decision (whether disclosure is sufficient being in the sole discretion of the Company), the Company shall reimburse all actual expenses reasonably incurred for air travel to and from the primary work location in furtherance of services requested by the Company, and for ground transportation, hotel and meals while Consultant is away from Consultant's work location in the performance of the duties, functions and responsibilities under this Agreement.  All other expenses incurred by Consultant in the performance of the duties, functions and responsibilities under this Agreement shall be borne by Consultant unless approved in advance in writing by the Company.  Requests by Consultant for reimbursement of any expenses must be accompanied by an itemization of such expenses (in form and substance reasonably acceptable to the Company, including a receipt for any expenses over Twenty-Five U.S. Dollars (US $25.00) and such request to the Company must occur no later than the month following the month in which the expense was incurred by Consultant.  All compensation and expense reimbursements, whether as a result of specific or general prior approval by the Company, are subject to audit by the Company upon request by the Company and Consultant agrees to cooperate fully with the Company in the event of such a request.

8. Benefits/Workers' Compensation.  As an independent contractor, Consultant is not eligible for, and shall not participate in, any employee pension, health, or other fringe benefit plans of the Company.  The Company is not responsible for and shall not provide workers' compensation insurance for Consultant or any employees of Consultant.  This Section 8 shall apply irrespective of whether Consultant is subsequently and/or retroactively reclassified as a common law employee of the Company.

9. Unemployment Tax. Consultant understands that the Company shall not make contributions on Consultant's behalf for unemployment compensation, and agrees to make whatever contributions are required by federal, state or local law, if any.

10. Insurance. Consultant agrees to carry comprehensive liability insurance covering all automobiles used by Consultant in connection with or incident to the performance of this Agreement.

11. Termination.

(a) The Company may terminate this Agreement if Consultant, due to a physical or mental impairment (as reasonably determined to exist by the Company), is unable to perform his or her requested duties for any period of time reasonably deemed significant by the Company.

(b) The Company may also terminate this Agreement immediately for "Cause."  For this purpose the term Cause shall be determined exclusively by the Company and defined to include any of the following acts engaged in by Consultant during the Term or during his prior employment with the Company:

(i)           an intentional act of fraud, embezzlement, theft or any other material violation of law;

(ii)           intentional damage to the Company or its assets;

(iii)           willful conduct that is demonstrably and materially injurious to the Company, materially or otherwise;

(iv)           any breach or threatened breach of Sections 12, 13, 14 or 15 of this Agreement; and

(v)           any material breach of this Agreement.

(c) The Company may terminate this Agreement without Cause upon thirty (30) days written notice to Consultant.  In the event this Agreement is terminated pursuant to this provision, the Company can either require Consultant to remain the duration of the thirty (30) days, or terminate this Agreement effective immediately.  If the Company terminates this Agreement without Cause, all of Consultant’s unvested equity awards set forth on Schedule B shall immediately become vested.

(d) Consultant may terminate this Agreement upon thirty (30) days written notice to the Company.  In the event Consultant terminates this Agreement in this manner, Consultant shall continue performing the services agreed to, subject to all terms and conditions of this Agreement, for the entire thirty (30) day period, unless instructed otherwise by the Company.

12. Confidential Information.  Consultant agrees that he will not for the duration of the Restrictive Period, directly or indirectly, use or reveal, divulge, make known to or permit the use of by third parties, any Confidential Information unless required to do so by law.  Consultant agrees that he will continue to be obligated under this provision for so long as the Confidential Information is not publicly available in a manner other than by Consultant’s breach of this Agreement.

13. Non-Solicitation and Conflicts of Interest.  Consultant recognizes and agrees that a portion of the compensation he is to receive under this Agreement is provided in consideration for the restrictive covenants contained in this Section 13.

(a) Conflicts of Interest.  Consultant agrees that for the duration of the Restrictive Period, Consultant shall not engage, either directly or indirectly, in any activity which might adversely affect the Company, including ownership of a material interest in any operating partner, supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any payment, service, loan, gift, trip, entertainment, or other favor from an operating partner, supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business (a "Conflict of Interest").  Consultant agrees to promptly inform a corporate officer of the Company as to each offer received by Consultant that would give rise to a Conflict of Interest.  This Section 13(a) shall not apply to the scope of investments and activities by Consultant that were previously approved by the Board of Directors of the Company, a complete and detailed list of which are attached hereto as Schedule C.

(b) Non-Solicitation of Lessors or Operating Partners.  For the duration of the Restrictive Period, without regard to the cause or lack of cause for such termination, Consultant shall not, directly or indirectly, as an agent, proprietor, owner, partner, broker, shareholder, officer, joint venture or otherwise, render any services to, solicit or attempt to solicit requests for services from, attempt to render any services to, communicate with, accept business from or enter into any contracts with any lessor or operating partner of the Company or any employee, agent, subsidiary or affiliate of any such lessor or operating partner to whom Consultant provided services, was given access to Confidential Information about, or that Consultant otherwise dealt with in any way while performing services for the Company.

(c) Non-Solicitation of Employees or Other Consultants.  For the duration of the Restrictive Period, Consultant agrees that he shall not directly or indirectly, on Consultant's own behalf or on behalf of others, solicit, attempt to hire, hire, or contract with any person who was employed by the Company or who performed consulting services for the Company at any time during the last six (6) months of Consultant's engagement with the Company, to work for Consultant or for another person or entity with whom Consultant is or becomes associated.

(d) Reaffirm Obligations.  Upon termination of this Agreement, Consultant, if requested by the Company, shall reaffirm in writing Consultant's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information, disclose the identity of his or her new company or business ventures, and reaffirm any other obligations set forth in this Agreement.

(e) Prior Disclosure.  Consultant represents and warrants that he or she has not used or disclosed any Confidential Information obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(f) Confidential Information of Third Parties.  Consultant agrees not to disclose or use during the period of this Agreement any proprietary or Confidential Information which Consultant may have acquired through a third party, whether such information is in Consultant's memory or embodied in a writing or other physical form.

14. Non-Competition. Consultant agrees to refrain from competing with the Company, or otherwise engaging in Restricted Activities, as defined below, anywhere within the States of Minnesota, Montana or North Dakota, for the duration of the Restrictive Period.  "Restricted Activities" are the engagement, directly or indirectly, alone or as a shareholder (other than as a hold of less than ten percent (10%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that acquires, leases, develops, produces or invests in the exploration of crude oil and natural gas properties in Minnesota, Montana and North Dakota, or is directly competitive with, any business activity that the Company is conducting at the time Consultant ceases to provide Services to the Company or has notified Consultant that it proposes to conduct and for which the Company has, prior to the time of such cessation, expended substantial resources.  The parties agree that the provisions of this Section 14 shall survive any termination of this Agreement, Consultant shall continue to be bound by the provisions of this Section 14 until their expiration and Consultant shall not, except as provided herein, be entitled to any compensation from the Company with respect thereto.  Consultant acknowledges that the provisions of this Section 14 are essential to protect the business and goodwill of the Company.  If at any time the provisions of this Section 14 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 14 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Consultant agrees that this Section 14 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

15. Defense of Claims.  Consultant hereby agrees to reasonably cooperate with the Company in the investigation, defense or prosecution of any claims, actions or matters now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party and with respect to which Consultant has personal knowledge.  Consultant also agrees that his reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company.  Moreover, unless otherwise prohibited by law, Consultant agrees to notify the Company’s counsel if he is asked by any person, entity or agency to assist, testify or provide information in any proceeding or investigation.  Such notice shall be in writing and sent by overnight mail within five business days of the time Consultant receives the request for assistance, testimony or information.  If Consultant is not legally permitted to provide such notice, he agrees that he shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 15.  The Company agrees to reimburse Consultant for his reasonable out-of-pocket costs in providing cooperation under this Section 15, including travel expenses, meals and lodging.

16. Additional Remedies.  Consultant agrees that a breach of any of the provisions of Sections 12, 13, 14 or 15 of this Agreement would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would therefore be an inadequate remedy for any such breach.  Accordingly, Consultant agrees that if he breaches any of the provisions of Sections 12, 13, 14 or 15 of this Agreement, the Company shall be entitled, in addition to and without limitation, all other remedies the Company may have under this Agreement, at law or otherwise, including to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain such breach.

17. Relationship of Parties.  Consultant, in furnishing services to the Company, is providing such Services only as an independent contractor.  The parties expressly understand and agree that this Agreement does not create an employer-employee relationship, a partnership relationship or a joint venture relationship among or between any of the parties.  Consultant shall not be deemed an agent of the Company or of any other affiliate of the Company.  Consultant shall dictate the manner in which the services are performed, provided that such services are completed in a satisfactory and timely manner.  Further, Consultant shall not have the right, power or authority to create any contract or obligation, express or implied, on behalf of, in the name of or binding on the Company or its affiliates.

18. Survivability.  The termination or expiration of this Agreement shall not affect the parties’ obligations under Sections 4, 7, 12, 13, 14, 15, 16, 18, 19, 20, 22, 24 and 28 of this Agreement.

19. Notices.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and shall be either (i) delivered in person, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day local courier service or (iv) delivered by facsimile transmission, to the addresses set forth in Schedule A-5 hereto.  Notices delivered personally, by overnight express delivery, local courier or facsimile, shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

20. Entire Agreement.  This Agreement and the Separation Agreement entered into between the parties as of October 1, 2012, contain the entire agreement and understanding between Consultant and the Company with respect to the matters addressed herein and shall supersede any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company and its affiliates (oral or written).

21. Modification.  No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

22. Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the procedural and substantive laws of the State of Minnesota.  The Company and Consultant irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in Wayzata, Hennepin County, Minnesota as the sole venue and location for any actions, suits, or proceedings arising out of or relating to any aspect of this Agreement and all issues arising out of or relating to the relationship between the Company and Consultant.  The Company and Consultant further agree that service of process, summons, or notice by U.S. registered mail to the applicable addresses set forth in Schedule A shall be effective service of process of any such action, suit, or proceeding.

23. Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

24. Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

25. Assignment.  This Agreement is binding upon and shall inure to the benefit of the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.  Notwithstanding the foregoing, the rights, duties and benefits to Consultant hereunder are personal to Consultant, and no such right or benefit may be assigned by it.  The Company shall have the right to assign or transfer this Agreement to its successors or assigns.  The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company’s assets or all of its stock, or with which the Company merges or consolidates.  Any purported assignment of this Agreement, other than as provided above, shall be void.

26. Severability.  It is the intent and agreement of the parties to this Agreement that, in case any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except that this shall not prohibit any modification allowed or agreed upon pursuant to the terms of this Agreement or any right of reformation.

27. Construction.  This Agreement is the product of the efforts of both parties and shall not be interpreted in favor of or against either the Company or Consultant merely because of its effort in preparing it.

28. Agreement to Arbitrate Claims.  In the event any dispute arises out of this Agreement or its termination which cannot be resolved by the parties to this Agreement, such dispute shall be submitted to final and binding arbitration.  The arbitration shall be conducted in accordance with the American Arbitration Association ("AAA").  If the parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Consultant striking first.  The cost of the arbitration will be shared equally by Consultant and the Company.  Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of this Agreement or termination thereof; provided, however, that any claim the Company has for breach of the covenants contained in Sections 12, 13 and 14 of this Agreement shall not be subject to mandatory arbitration, and may be pursued in a court of law or equity.  In any arbitration brought to enforce or interpret the terms of this Agreement, or any action at law or in equity brought to enforce the obligations of Sections 12, 13 and 14 of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief recoverable in such action.

29. Waiver of Breach.  The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NORTHERN OIL AND GAS, INC.	CONSULTANT
/s/ Lisa Bromiley-Meier	/s/ Ryan R. Gilbertson
Name: Lisa Bromiley-Meier	Signature of Ryan R. Gilbertson
Title: Chair of Compensation Committee	Date: October 1, 2012
Date: October 1, 2012

EXECUTION COPY

SCHEDULE A

A-1 Services	Serve as an advisor to the Board of Directors of the Company on matters relating to capital markets, prior transactions, contemplated future transactions and overall corporate strategy.

A-2 Term	Twenty four (24) months and one day, ending on October 1, 2014.

A-3 Pay	$0.00 cash compensation; instead, Consultant shall receive the consideration set forth in Section 4 of the Agreement.

A-4	Benefits	No benefits, (i.e. 401(k), health insurance, and vacation time) are available to Consultant.

A-5     Notice Addresses:                    Company               Northern Oil and Gas, Inc.
315 Manitoba Avenue, Suite 200
Wayzata, MN 55391
Tele: 952-476-9800
Fax: 952-476-9801

Consultant             Ryan R. Gilbertson
[Address]
Tele: [Phone]
Fax: [Fax]

EXECUTION COPY

SCHEDULE B
OUTSTANDING AND UNVESTED EQUITY AWARDS

Pursuant to Section 4 of the Consulting Agreement entered into by and between Northern Oil and Gas, Inc., a Minnesota corporation, and Ryan R. Gilbertson, an individual, that became effective October 1, 2012, Mr. Gilbertson’s outstanding and unvested equity awards as of the Termination Date (defined in such Separation Agreement), including the applicable vesting schedule for such awards, is as follows:

Date of Grant	Original # Shares Granted	Type of Award	Underlying Security	Vesting Schedule
3/17/2010	250,000	Restricted Stock under 2009 Plan	Common Stock	12,500 on each of 3/17/10, 7/1/10, 10/1/10, 1/1/11 15,625 on each of 4/1/11, 7/1/11, 10/1/11, 1/1/12, 4/1/12, 7/1/12, 10/1/12, 1/1/13 18,750 on each of 4/1/13, 7/1/13, 10/1/13, 1/1/14
1/14/2011	150,000	Restricted Stock under 2009 Plan	Common Stock	Initial 50,000 as of 1/14/11 Additional 16,670 on 7/1/11 and 16,666 on each of 1/1/12, 7/1/12, 1/1/13, 7/1/13 and 1/1/14
1/14/2011	162,000	Restricted Stock under 2009 Plan	Common Stock
Initial 6,500 as of 1/14/11,
 6,500 on the first day of each secceeding month commencing 2/1/11 and continuing up to and including 12/1/11, and
3,500 on the first day of each succeeding month commencing 1/1/12 until 12/1/13

11/7/2011	18,000	Restricted Stock under 2009 Plan	Common Stock	4,500 shares as of 1/1/12 4,500 shares as of 4/1/12 4,500 shares as of 7/1/12 4,500 shares as of 10/1/12
1/1/2012	168,000	Restricted Stock under 2009 Plan	Common Stock	21,000 shares on each of 1/1/12, 4/1/12, 7/1/12 and 10/1/12 10,500 shares of each of 1/1/13, 4/1/13, 7/1/13, 10/1/13, 1/1/14, 4/1/14, 7/1/14 and 10/1/14

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SCHEDULE C
CONFLICTS OF INTEREST

Pursuant to Section 13(a) of the Consulting Agreement entered into on October 1, 2012, by and between Northern Oil and Gas, Inc., a Minnesota corporation (the "Company"), and Ryan R. Gilbertson, an individual, the scope of investments and activities by Mr. Gilbertson that were previously approved by the Board of Directors of the Company are as follows, which Mr. Gilbertson represents is a full, complete and detailed list: (i) Dakota Plains Holdings, Inc., (ii) Southern Plains Resources, Inc, (iii) Great Plains LLC, and (iv) ND oil field infrastructure such as salt water disposal, waste elimination, trucking or water supply; however, (i) through (iv) shall apply only to the extent such do not conflict with the Company’s interests in the Bakken or Three Forks within the Williston Basin.